Exhibit 10.75

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

EQUINIX, INC.

AND

THE INITIAL PURCHASERS NAMED HEREIN

Dated as of

December 31, 2002

i

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of December 31, 2002 (this “Agreement”), by and among Equinix, Inc., a Delaware corporation (“Parent”), and the Purchasers named in the Securities Purchase Agreement, dated as of October 2, 2002 (the “Purchase Agreement”), by and among Parent, the Guarantors and such Purchasers (referred to herein as the “Initial Purchasers”).

WHEREAS, the Initial Purchasers will acquire pursuant to the Purchase Agreement either (i) Parent’s 14% Series A-1 Convertible Secured Notes due 2007 (the “Series A-1 Notes”) and a warrant (the “Preferred Warrant”) to purchase shares of Parent’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), or Parent’s Series A-1 Preferred Stock, par value $0.001 per share (together with the Preferred Stock, the “Conversion Preferred Stock”), or (ii) Parent’s 10% Series A-2 Convertible Secured Notes due 2007 (the “Series A-2 Notes”) and warrants (the “Common Warrants”) to purchase shares of Parent’s common stock, par value $0.001 per share (the “Common Stock”), and (iii) warrants (the “Change in Control Warrants”) to purchase shares of the Common Stock upon certain change of control events, all in a transaction exempt from the registration requirements of the Securities Act;

WHEREAS, certain of the Initial Purchasers and others will acquire warrants (the “Cash Trigger Warrants”) to purchase shares of Common Stock if certain events of default occur under Parent’s outstanding bank credit facility;

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that this Agreement be executed and delivered by the Parties; and

WHEREAS, Parent desires to provide for an orderly market in the Common Stock.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“A-1 Registrable Note Shares” means the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock issued or issuable upon conversion of the A-1 Notes, that cannot otherwise be sold without registration under the Securities Act in any ninety-day period under Rule 144.

“A-2 Registrable Note Shares” means the shares of Common Stock issued or issuable upon conversion of A-2 Notes, that cannot otherwise be sold without registration under the Securities Act in any ninety-day period under Rule 144.

“Agreement” is defined in the preamble to this Agreement.

“Black-Out Period” means a period of not more than thirty days with regard to which Parent shall have furnished to the Holders of Registrable Securities a certificate signed by an executive officer of Parent stating, in the good faith judgment of the board of directors of Parent, it would be (a) materially detrimental to Parent and its stockholders for Parent to file a Registration Statement at such time or (b) a violation of the Securities Act for such Holders to sell shares pursuant to the applicable Registration Statement because of the existence of material non-public information that the board of directors has determined, in its good faith judgment, would be materially detrimental to Parent if disclosed.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are required to be closed in City of New York, State of New York.

“Closing Date” means the date and time of the closing of the transactions contemplated by the Purchase Agreement.

“Common Stock” is defined in the recitals to this Agreement.

“Dollars” or the symbol, “$”, means United States dollars.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principals as applied in the United States from time to time.

“Holders” means Note Holders, Warrant Holders and holders of Registrable Note Shares or Registrable Warrant Shares.

“Indemnified Person” is defined in Section 3.3.

“Indemnifying Person” is defined in Section 3.3.

“Initial Purchasers” is defined in the preamble to this Agreement.

“Initiating Note Holder” is defined in Section 2.1(a).

“Insufficient Amount” is defined in Section 2.3(a)(ii).

“Liquidated Damages” is defined in Section 3.5.

“NASD” means the National Association of Securities Dealers, Inc.

“Note Holder” means a holder of a Note.

“Notes” means the Series A-1 Notes and the Series A-2 Notes.

“Parent” is defined in the preamble to this Agreement.

“Participant” is defined in Section 3.1.

“Party” means each of Parent and the Initial Purchasers.

“Person” means an individual, trustee, corporation, partnership, limited liability Parent, joint stock company, trust, unincorporated association, union, business association, firm or other legal entity.

“Preferred Stock” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement (including any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning ascribed to such term in the second introductory paragraph to this Agreement.

“Registrable Note Shares” means the A-1 Registrable Note Shares and the A-2 Registrable Note Shares.

“Registrable Securities” means the Registrable Note Shares and the Registrable Warrant Shares that cannot otherwise be sold without registration under the Securities Act in any ninety-day period under Rule 144.

“Registrable Warrant Shares” means shares of Common Stock (a) for which the Common Warrants, Change of Control Warrants or Cash Trigger Warrants are exercisable and (b) issued or issuable upon conversion of the shares of Preferred Stock issued or issuable upon exercise of the Preferred Warrants, in each case that cannot otherwise be sold without registration under the Securities Act in any ninety-day period under Rule 144.

“Registration Statement” means any registration statement of Parent that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any similar rule (other than Rule 144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 145” means Rule 145 under the Securities Act.

“Rule 405” means Rule 405 under the Securities Act.

“Rule 415” means Rule 415 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Series A-1 Notes” is defined in the recitals to this Agreement.

“Series A-2 Notes” is defined in the recitals to this Agreement.

“Signing Price” means $0.306.

“Underwritten registration or underwritten offering” means a registration in which securities of Parent are sold to an underwriter for re-offering to the public.

“Warrant Holder” means a holder of a Warrant.

“Warrants” means the Cash Trigger Warrants, the Preferred Warrant, the Common Warrants and the Change in Control Warrants.

1.2. Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

(c) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued under or related to such legislation. All references to accounting terms shall have the meanings determined under GAAP as in effect from time to time.

(f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(g) No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

(h) The descriptive headings in this Agreement are intended for reference purposes only and shall not be used in the interpretation or construction of this Agreement.

(i) The parties intend that each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context).

ARTICLE 2

REGISTRATION UNDER THE SECURITIES ACT

2.1. Demand Registration.

(a) If Parent shall receive at any time after the first anniversary of the Closing Date, a written request from the Holders of at least twenty-five percent of the A-1 Registrable Note Shares or fifty percent of the A-2 Registrable Note Shares (in either case, the “Initiating Note Holders”) that Parent file a Registration Statement under the Securities Act covering the registration of a number of Registrable Note Shares; provided that the sale of the Registrable Note Shares requested to be registered would yield aggregate gross proceeds in excess of $10 million or, if the closing price of the Common Stock on the date of such request is less than the Signing Price, aggregate gross proceeds in excess of the product of (x) $7.5 million and (y) the quotient of the closing price of the Common Stock on date of such request divided by the Signing Price, then Parent shall:

(i) within ten days of the receipt thereof, give written notice of such request to all Holders of Registrable Note Shares;

(ii) use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Note Shares that the

Holders thereof request to be registered, subject to the limitations of Section 2.1(b), within twenty days of the mailing of such notice by Parent in accordance with Section 4.6; and

(iii) keep such Registration Statement effective for the shorter of 180 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 180-day period shall be extended for a period of time equal to (A) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of an underwriter of Common Stock (or other securities of Parent); (B) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of Parent to permit Parent to amend such Registration Statement; (C) the duration of any Black-Out Period during which the use of a prospectus was suspended or sales of Registrable Securities were not permitted by a selling Holder and (D) the periods for which effectiveness of the Registration Statement has been suspended as permitted by this Agreement.

(b) If the Initiating Note Holders demanding the registration requested under this Article 2 intend to distribute the Registrable Note Shares covered by their request by means of an underwriting, they shall so advise Parent as a part of their request made pursuant to Section 2.1(a) and Parent shall include such information in the written notice referred to in Section 2.1(a). The underwriter will be selected by Parent, subject to the consent of a majority in interest of the Initiating Note Holders (which will not be unreasonably withheld). In such event, the right of any Holder to include its Registrable Notes Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Note Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Note Holders and such Holder) to the extent provided in this Article 2. All Holders proposing to distribute Registrable Note Shares through such underwriting shall (together with Parent as provided in Section 2.5(e)) enter into an underwriting agreement in the form requested by the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Note Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Note Holders shall so advise all Holders of Registrable Note Shares which would otherwise be underwritten pursuant to this Section 2.1(b), and the number of shares of Registrable Note Shares that may be included in the underwriting shall be allocated first among the Initiating Note Holders and second among any other Holders of Registrable Note Shares, in proportion (as nearly as practicable) to the amount of Registrable Note Shares owned by each Holder; provided, however, that if the number of shares of Registrable Note Shares to be included in such underwriting shall be reduced, no Registrable Note Shares of the Initiating Note Holders shall be excluded until all other Registrable Note Shares have been excluded.

(c) Notwithstanding the foregoing, Parent shall have the right to defer the filing of the Registration Statement under this Section 2.1, or suspend the use of the related prospectus, during a Black-Out Period occurring after receipt of the request of the Initiating Note Holders; provided that Parent may not utilize such deferral or suspension right more than twice in any twelve-month period.

(d) In addition, Parent shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i) after Parent has effected three registrations (two at the request of Holders of A-1 Registrable Note Shares and one at the request of Holders of A-2 Registrable Note Shares) pursuant to this Section 2.1 and such registrations have been declared effective; or

(ii) during the period starting with the date sixty days prior to Parent’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 2.2.

(e) Expenses of Demand Registrations. All expenses (other than underwriting discounts and commissions) incurred in connection with registration pursuant to Section 2.1, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000 per registration) (selected by a majority of the sellers of the Registrable Note Shares) shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC.

(f) Additional Form S-3 (or Form S-1) Registration. After the exercise of three demand registrations pursuant to Section 2.1(a), the Holders of Registrable Note Shares shall be entitled to one additional registration of Registrable Note Shares by Parent on Form S-3 or Form S-1 if Form S-3 is not then available to Parent. The additional registration of Registrable Note Shares under this Section 2.1(f) shall be made pursuant to the procedures set forth in Section 2.3 as if the Holders of Registrable Note Shares were Holders of Registrable Warrant Shares.

(g) Allocations of Demand Registrations. The holders of Series A-1 Notes shall be entitled to initiate two of the registrations under this Section 2.1 and the holders of the Series A-2 Notes shall be entitled to initiate one of the registrations under this Section 2.1.

2.2. Parent Registration.

(a) Procedures for Parent Registration. If (but without any obligation to do so) Parent proposes to register (including for this purpose a registration effected by Parent for stockholders other than the Holders) any of its common stock under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration with respect to any transaction within the scope of Rule 145 or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities other than the Notes which are also being registered), Parent shall give each Holder of Registrable Securities thirty days prior written notice of such registration. Upon the written request of each Holder given within fifteen days after receipt of such notice by Parent in accordance with Section 4.6, Parent shall, subject to the provisions of Section 2.2(c), use commercially reasonable efforts to cause all of the Registrable Securities that each such Holder has requested to be registered to be so registered under the Securities Act.

(b) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(c) Expenses of Parent Registration. All expenses (other than underwriting discounts and commissions related to the Registrable Securities) incurred, in connection with any registration pursuant to this Section 2.2, including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the fees and disbursements of one counsel for the selling Holders (not to exceed $50,000 per registration) selected by the Holders of a majority of the Registrable Securities shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC.

(d) In connection with any offering involving an underwriting of shares of Parent’s capital stock, Parent shall not be required under this Section 2.2 to include any of the Registrable Securities in such underwriting unless the Holders thereof accept the terms of the underwriting as agreed upon between Parent and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by Parent. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders of Registrable Securities included in the offering be reduced below thirty percent of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

2.3. Form S-3 Registration.

(a) Procedures for Form S-3 Registration. Beginning 180 days following the Closing, if at any time or from time to time Parent shall receive a written request or requests from any Holder or Holders of Registrable Warrant Shares that Parent effect a registration on Form S-3, or, if Parent is not then eligible for a registration on Form S-3, on Form S-1 related to a Rule 415 offering, with respect to all or a part of the Registrable Warrant Shares owned by such Holder or Holders, Parent will:

(i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Warrant Shares;

(ii) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Warrant Shares as are specified in such request, together with all or such portion of the Registrable Warrant Shares of any other Holder or Holders joining in such request as are specified in a written request given within fifteen days after receipt of such written notice from Parent; provided that Parent shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3: (A) if the Holders, together with the holders of any other securities of Parent entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $250,000 (an “Insufficient Amount”); or (B) during a Black-Out Period. Parent shall have the right, in the case of an Insufficient Amount or Black-Out Period, to (x) defer the filing of the Form S-3 (or Form S-1) Registration Statement for a period of not more than sixty days, in the case of an Insufficient Amount, or the duration of the Black-Out Period, whichever is shorter, after receipt of the request of the Holder or Holders under this Section 2.3 or (y) suspend the use of the related prospectus for the Black-Out Period; provided further that Parent shall not utilize its deferral or suspension rights based on a Black-Out Period more than twice in any twelve-month period; or (C) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and

(iii) keep such Registration Statement effective for the shorter of 12 months or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 12-month period shall be extended for a period of time equal to (A) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of an underwriter of Common Stock (or other securities of Parent); (B) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of Parent to permit Parent to amend such Registration Statement; (C) the duration of a Black-Out Period during which the use of a prospectus was suspended and (D) the periods for which effectiveness of the Registration Statement has been suspended as permitted by this Agreement.

(b) Shelf Registration. If a Warrant Holder or Warrant Holders requests that a Parent registration under Section 2.3(a) be made for an offering on a continuous basis pursuant to Rule 415 under the Securities Act on Form S-3 (or Form S-1), Parent shall (i) register the Registrable Warrant Shares of such Warrant Holder or Warrant Holders, as the case may be, on a continuous basis and (ii) use commercially reasonable efforts to keep such Registration Statement effective for the shorter of 12 months or until all Registrable Warrant Shares covered by such Registration Statement have been sold.

(c) Expenses of Form S-3 Registration. All expenses (other than underwriters’ discounts or commissions associated with Registrable Securities) incurred in connection with a registration requested pursuant to this Section 2.3, including all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for

Parent and the reasonable fees and disbursements of one counsel for the selling Holder or Holders (not to exceed $50,000 per registration) and counsel for Parent, shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration pursuant to Section 2.1.

2.4. Mandatory Registration Prior to Mandatory Conversion. If Parent desires to exercise its option under Section 9.5 of the Purchase Agreement to convert any portion of the Notes, Parent shall, as a condition precedent to effecting such conversion, (i) file a resale Registration Statement of Form S-3, or Form S-1 if From S-3 is not otherwise then available to Parent and (ii) cause such Registration Statement to be declared effective prior to the exercise of such option. Each Holder shall cooperate in good faith with Parent in its efforts to cause such Registration Statement to become effective, including providing Parent with information pursuant to Section 2.6(a). Parent shall maintain the effectiveness of such Registration Statement for the shorter of twelve months or until all Registrable Note Shares issued upon conversion, are sold.

(b) All expenses (other than underwriting discounts and commissions) incurred in connection with registration pursuant to Section 2.4, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000 per registration) selected by the Holders of a majority of the Registrable Note Shares shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC.

2.5. Obligations of Parent. Whenever required under this Article 2 to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective.

(b) Amendments. Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Prospectuses. Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting Agreement. If an offering is an underwritten public offering, enter into and perform its obligations under an underwriting agreement requested by the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notice of Misstatement or Omission. Notify each Holder covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Listing or Quotation. Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by Parent are then listed.

(h) Transfer Agent: CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Legal Opinion. Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Article 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Article 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Registration Statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel for Parent, in form and substance as is customarily requested by the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of Parent and any company acquired by Parent, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.6. Obligations of Holders.

(a) It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Article 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) Parent shall have no obligation with respect to any registration requested pursuant to Section 2.1 or 2.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger Parent’s obligation to initiate such registration as specified in Section 2.1(a) or 2.3(a), whichever is applicable.

2.7. Assignment of Registration Rights. The rights to cause Parent to register Registrable Securities pursuant to this Article 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided: (a) Parent is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

2.8. Limitations on Subsequent Registration Rights. Unless unanimously approved by the Parent board of directors, from and after the date of this Agreement, Parent shall not, without the prior written consent of the Holders of a majority of the then-outstanding Registrable Securities, enter into any new agreement with any holder or prospective holder of any securities of Parent which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s prospective holder’s securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration which could result in such Registration Statement being declared effective prior to the date of the first demand registration pursuant to Section 2.1(a) or within 120 days of the effective date of any registration effected pursuant to Section 2.1.

ARTICLE 3

INDEMNIFICATION; CONTRIBUTION

3.1. Indemnification by Parent. Parent agrees to indemnify and hold harmless each Holder of Registrable Securities to be included in any Registration Statement, the officers and directors of each such Person, and each Person, if any, who controls any such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Participant”), from and against any and all losses, claims, damages and liabilities (including the reasonable legal fees and other reasonable expenses actually incurred in connection with any suit, action, proceeding, investigation or any claim asserted or threatened) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or caused by, arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Participant furnished to Parent in writing by or on behalf of such Participant expressly for use therein; provided, however, that Parent shall not be liable if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the Prospectus or any amendment or supplement thereto and the Prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by the Participants resulted from any action, claim or suit by any Person who purchased Registrable Securities that are the subject thereof from such Participant and it is established in the related proceeding that such Participant had been provided with such Prospectus and failed to deliver or provide a copy of the Prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person unless such failure to deliver or provide a copy of the Prospectus (as amended or supplemented) was a result of noncompliance by Parent with this Agreement.

3.2. Several Indemnification by Participants. Each Participant agrees, severally and not jointly, to indemnify and hold harmless Parent, each other Participant, its directors and officers and each Person who controls Parent and each other Participant within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including the reasonable legal fees and other reasonable expenses actually incurred in connection with any suit, action, proceeding, investigation or any claim asserted or threatened) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or caused by, arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, only insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Participant furnished to Parent in writing by or on behalf of such Participant expressly for use therein; provided, however, that a Participant shall not be liable if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the Prospectus or any amendment or supplement thereto and the Prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by Parent or any other Participant resulted from any action, claim or suit by any Person who purchased Registrable Securities that are the subject thereof from such other Participant and it is established in the related proceeding that Parent or such other Participant, as applicable, had been provided with such Prospectus and failed to deliver or provide a copy of the Prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person unless such failure to deliver or provide a copy of the Prospectus (as amended or supplemented) was a result of noncompliance by such Participant with this Agreement. No Participant shall be liable under this Article 3 for any amounts in excess of such Participant’s proceeds from the sale of such Participant’s Registrable Securities.

3.3. Indemnification Procedures.

(a) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding; provided, however, that the failure to so notify the Indemnifying Person shall not relieve it of any obligation or liability which it may have hereunder or otherwise, except to the extent of any prejudice caused by such delay. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel if it would be a conflict of interest for the Indemnified Person and the Indemnifying Person to be represented by the same counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (b) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (c) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and there are one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Participants and such control Persons of Participants shall be designated in writing by Participants who sold a majority in interest of Registrable Securities sold by all such Participants and any such separate firm for Parent, its directors, officers and control Persons of Parent shall be designated in writing by Parent. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such consent or if there is a final non-appealable judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (y) includes an unconditional release of such Indemnified Person, in form and substance satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (z) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of an Indemnified Person.

3.4. Contribution.

(a) If the indemnification provided for in the preceding sections of this Article 3 is unavailable to, or insufficient to hold harmless, an Indemnified Person in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraphs, in lieu of indemnifying such Indemnified Person thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person or Persons on the one hand and the Indemnified Person or Persons on the other in connection with the statements or omissions (or alleged statements or omissions) that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person on the one hand or by the Indemnified Person, as the case may be, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations appropriate under the circumstances.

(b) The parties agree that it would not be just and equitable if contribution pursuant to this Article 3 were determined by pro rata allocation (even if the Participants were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending any such suit, action, proceeding or investigation or claim. Notwithstanding the provisions of this Article 3, in no event shall a Participant be required to contribute any amount in excess of the amount by which proceeds received by such Participant from sales of Registrable Securities exceeds the amount of any damages that such Participant has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

3.5. Additional Remedies. The indemnity and contribution agreements contained in this Article 3 will be in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.

ARTICLE 4

MISCELLANEOUS

4.1. Rule 144. Parent covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner and, if at any time it is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make available other information so long as necessary to permit sales pursuant to Rule 144 and Rule 144A.

4.2. Remedies. If Parent breaches of any of its obligations under this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein, or, in the case of an Initial Purchaser, in the Purchase Agreement, or granted by law, including recovery of damages will be entitled to specific performance of its rights under this Agreement. Parent agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

4.3. No Inconsistent Agreements. Parent has not entered, as of the date hereof, into any agreement with respect to any of its securities that is inconsistent with, diminishes or otherwise limits, the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

4.4. Adjustments Affecting Registrable Securities. Except for the Governance Agreement, Parent shall not, directly or indirectly, take any action with respect to the Registrable Securities as a class distinct from other holders of Parent capital stock that would adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

4.5. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of Holders of not less than a majority in interest of each of the A-1 Registrable Note Shares, the A-2 Registrable Note Shares and the Registrable Warrant Shares (voting together as a single group).

4.6. Notices.

(a) All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, internationally recognized overnight air courier or telecopier with receipt (confirmed by telephone call received by sender):

(i) if to a Holder, at the most current address of such Holder set forth on the records of the registrar under the Purchase Agreement;

(ii) with a copy (which shall not constitute notice) to:

Latham & Watkins

135 Commonwealth Drive

Menlo Park, CA 94025-1105

Facsimile: (650) 463-2600

Telephone: (650) 328-4600

Attention: Robert A. Koenig

and

Brobeck Phleger & Harrison LLP

550 South Hope Street

Los Angeles, CA 90071

Facsimile: (213) 745-3345

Telephone: (213) 489-4060

Attention: Richard S. Chernicoff

(iii) if to Parent, at the address as follows:

Equinix, Inc.

2450 Bayshore Parkway

Mountain View, CA 94043

Facsimile: (650) 316-6900

Telephone: (650) 316-6000

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Gunderson, Dettmer, Stough, Villeneuve,

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Facsimile: (650) 321-2800

Telephone:

Attention: Christopher D. Dillon and Scott C. Dettmer

(iv) if to the Initial Purchasers, as provided in the Purchase Agreement.

(b) All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two Business Days after being timely delivered to an internationally recognized overnight delivery service (such as Federal Express); and when delivery is confirmed by a telephone call received by sender confirming receipt, if telecopied.

4.7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and the Holders.

4.8. Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

4.9. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

4.10. Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

4.11. Arbitration.

(a) All disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”). EACH PARTY ACKNOWLEDGES THAT IT IS WAIVING ANY RIGHTS IT MAY HAVE TO TRIAL BY JURY.

(b) The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c) The arbitration shall be held in before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 4.11(d) within ten Business Days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d) The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of New York for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for judgment on the pleadings, summary judgment and partial summary judgment).

(e) All timetables and deadlines (and criteria for granting extensions and waivers thereof) for the conduct of the arbitration shall be set in accordance with the Federal Rules of Civil Procedures (and any applicable local rules) as then interpreted and applicable in the Court of Appeals for the Second Circuit and the United States District Court of and for the Southern District of New York. The Arbitrator shall not have the power to abridge such time requirements.

(f) Discovery shall be permitted to the extent, and under the conditions, then in effect under the Federal Rules of Civil Procedure of the United States as then interpreted and construed by the Court of Appeals for the Second Circuit and the United States District Court of and for the Southern District of New York. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in effect under the Federal Rules of Evidence of the United States as interpreted and construed by the Court of Appeals for the Second Circuit and the United States District Court of and for the Southern District of New York.

(g) All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h) The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction (including, the courts of the State of New York), or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i) Except as required by law, no party to this Agreement nor the arbitrator may disclose the existence, content or results of an arbitration brought pursuant to this Agreement.

4.12. Severability. Any term or provision of this Agreement that is held to be invalid, void or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. If any term or provision of this Agreement is determined by the arbitrator to be invalid, void or unenforceable, the parties agree that the arbitrator shall have the power to and shall, subject to the arbitrator’s discretion, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

4.13. Third Party Beneficiaries. All Persons who become Holders of Registrable Securities are intended third party beneficiaries of this Agreement and this Agreement may be enforced by such Persons.

4.14. Entire Agreement. This Agreement, together with the Purchase Agreement, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Initial Purchasers on the one hand and Parent on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EQUINIX, INC.

By:	/s/ PETER F. VAN CAMP
Name: Peter F. Van Camp Title: Chief Executive Officer

INITIAL PURCHASERS:	i-STT INVESTMENTS PTE LTD

	By:	/s/ JEAN MANDEVILLE
Name: Jean Mandeville Title: Chief Financial Officer